Exhibit 8.2
Linklaters LLP
1345 Avenue of the Americas
19th Floor
New York, NY 10105
Telephone (1) 212 903 9000
Facsimile (1) 212 903 9100
BT Telecommunications plc
BT Centre
81 Newgate Street
London EC1A 7AJ
England
December 5, 2007
Dear Ladies and Gentlemen:
Form F-3 Registration Statement for British Telecommunications Public Limited Company
We have acted as counsel to British Telecommunications plc (the “Company”) in connection with the automatic shelf registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on December 5, 2007 relating to the registration under the United States Securities Act of 1933 (the “Securities Act”) of an indeterminate amount of the Company’s debt securities.
We have assumed that all information described in the Registration Statement (including information, intentions, expectations and beliefs regarding the future activities of the Company, but not including statements regarding U.S. federal income tax law, which are the subject of this opinion) is, and will continue to be (and will prove to be), accurate and complete in all material respects. On the basis of our consideration of such matters of fact and law as we have deemed necessary or appropriate, we hereby confirm to you that the statements under the heading “Taxation — United States Federal Income Taxation” in the Registration Statement, insofar as those statements summarize provisions of United States Federal income tax law therein described, at the date of the Registration Statement, constitute a fair and accurate summary in all material respects.

The opinion expressed above is specific to the transaction and documents referred to herein and is based upon the facts known to us. Our opinion should not be assumed to state general principles of law applicable to transactions of this kind.
No opinion is expressed herein as to the United States federal income tax consequences of the transactions referenced herein except as expressly set forth above, nor as to any transaction not consummated in accordance with the terms of the documents reviewed by us. In addition, no opinion is expressed herein as to any United States state or local tax consequence, or any tax consequence under the laws of any foreign jurisdiction.
Our opinion is limited to the Federal income tax laws of the United States and is based on that law, including judicial decisions and administrative guidance, as currently in effect, which law is subject to change, including change with retroactive effect.
Our opinion is rendered as of the date hereof, and we assume no obligation to advise you, or to make any further investigations, as to any legal developments or factual matters that might affect the opinions expressed herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
Yours faithfully,
/s/ Linklaters LLP
Linklaters LLP
This communication is confidential and may be privileged or otherwise protected by work product immunity.
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